Exhibit 10.2

Execution Copy

AMENDING AGREEMENT

THIS AMENDING AGREEMENT (this “Amending Agreement”) is made as of the 6th day of October , 2008 between OCCULOGIX, INC. (the “Corporation”), a corporation incorporated under the laws of the State of Delaware, and William G. Dumencu (the “Employee”), who resides in the Town of Milton in the Province of Ontario.

WHEREAS, the Employee is the Chief Financial Officer and Treasurer of the Corporation and has been serving in that capacity pursuant to the Employment Agreement, dated as of February 25, 2008, between the Corporation and the Employee (the “Employment Agreement”);

AND WHEREAS, notwithstanding the Employee’s continuing employment with the Corporation, the Corporation has agreed to pay to the Employee, upon the terms and conditions set forth herein, the amount that would be owing to him pursuant to Section 9 of the Employment Agreement if his employment were terminated by the Corporation under Section 8.1.2 of the Employment Agreement (the “Severance Amount”);

AND WHEREAS, the Corporation owes severance pay to each of the former and soon-to-be former members of the senior management team of the Corporation, being Nozait Chaudry-Rao, John Cornish, David C. Eldridge, Julie A. Fotheringham, Stephen J. Kilmer, Suh Kim, Stephen B. Parks, Thomas P. Reeves, Elias Vamvakas and Stephen H. Westing (collectively, the “Affected Individuals”), and intends to discharge the severance obligations owing to the Affected Individuals in accordance with the respective agreements relating thereto between the Corporation and each of the Affected Individuals;

AND WHEREAS, the Employee has agreed that the Severance Amount may be paid to him (i) as to 50%, in cash, and (ii) as to 50%, by the grant of stock options under the Corporation’s 2002 Stock Option Plan, as amended (the “Stock Option Plan”), in a number to be calculated in accordance with the methodology therefor described in the Proxy Statement for the Corporation’s Annual and Special Meeting of Stockholders held on September 30, 2008 (the “Proxy Statement”);

AND WHEREAS, the Corporation will effect a recapitalization in which the issued and outstanding shares of its common stock will be reverse split in a ratio of 1:25 (the “Reverse Stock Split”);

AND WHEREAS, in consideration of the payment to him of the Severance Amount, the Employee has agreed to a reduced severance entitlement in the event of any future without-cause termination of his employment with the Corporation, upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants and undertakings contained in the Employment Agreement, as amended by this Amending Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Corporation and the Employee hereby agree as follows:

1.
Concurrently with the discharge by the Corporation of the severance obligations owing to the Affected Individuals, the Corporation shall pay the Severance Amount to the Employee (i) as to 50%, in cash, and (ii) as to 50%, by the grant of stock options under the Stock Option Plan, in a number calculated in accordance with the methodology therefor described in the Proxy Statement (the “Severance Stock Options”), provided that the Severance Stock Options shall be exercisable immediately upon grant, have a term expiring on the tenth anniversary of the date of grant and have an exercise price determined and set in accordance with the policy of the Corporation’s board of directors with respect to the granting of stock options and provided, further, that the number of the Severance Stock Options and the exercise price thereof shall be adjusted appropriately following the Reverse Stock Split, in accordance with the provisions of the Stock Option Plan.  The cash component of the Severance Amount shall be paid, net of all applicable deductions and withholdings.

2.	Upon the payment by the Corporation, to the Employee, of the Severance Amount in accordance with Section 1 of this Amending Agreement:

(a)           Section 8.1.2 of the Employment Agreement shall be deleted, in its entirety, and replaced with the following section 8.1.2:

“8.1.2. by the Corporation for any reason other than Just Cause, on three months’ prior written notice to the Employee, provided that if the Employee is entitled under the ESA to a longer period of notice than that prescribed above, the notice to be given by the Corporation under his section 8.1.2 shall be that minimum period of notice that is required under the ESA and no more; or”

(b)           The last sentence of Section 8.2 of the Employment Agreement shall be deleted, in its entirety, and replaced with the following sentence:

“For the purpose of the Employee’s entitlement to Benefits, the Employee shall receive an amount equal to 2.5% of three months of his Basic Salary for the purpose of obtaining equivalent coverage during the notice period.”

(c)           The first paragraph of Section 9 of the Employment Agreement shall be deleted, in its entirety, and replaced with the following sentence:

“Where the Employee’s employment under this Agreement has been terminated by the Corporation under section 8.1.2, the Employee shall be entitled, upon providing to the Corporation appropriate releases, resignations and other similar documentation, to receive from the Corporation, in addition to accrued but unpaid Basic Salary, if any, and any entitlement in respect of vacation as contemplated by section 7, a lump sum payment equal to three months of his Basic Salary and 2.5% of three months of his Basic Salary in respect of his entitlement to Benefits, less any amounts payable to the Employee in lieu of notice where a Stop Work Notice has been given pursuant to section 8 and less any amounts owing by the Employee to the Corporation for any reason.”

(d)           Section 10.2.1 of the Employment Agreement shall be deleted, in its entirety, and replaced with the following section 10.2.1:

“10.2.1.the Employee shall be entitled to receive, and the Corporation shall pay to the Employee immediately following termination, a cash amount equal to three months of his Basic Salary, less any required statutory deductions and withholdings;”

(e)           Section 10.2.2 of the Employment Agreement shall be deleted, in its entirety, and replaced with the following section 10.2.2:

“10.2.2.    the Employee shall be entitled to receive, and the Corporation shall pay to the Employee, immediately following termination, a cash amount equal to 2.5% of three months of his Basic Salary in lieu of continued benefit coverage; and”

3.	The Employment Agreement remains in full force and effect, unamended, other than as amended by this Amending Agreement.

4.
This Agreement may be executed in one or more counterparts (including by facsimile or e-mail transmission), all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties hereto and delivered to the other parties hereto, it being understood that all parties need not sign the same counterpart.

5.	This Amending Agreement shall be governed by, and construed in accordance with, the laws of the Province of Ontario and the laws of Canada applicable therein.

6.	The Employee acknowledges:

(a)	that he has had sufficient time to review and consider this Amending Agreement thoroughly;

(b)	that he has read and understands the terms of this Amending Agreement and his obligations under the Employment Agreement, as amended by this Amending Agreement;

(c)	that he has been given an opportunity to obtain independent legal advice, and such other advice as he may desire, concerning the interpretation and effect of this Amending Agreement;

(d)	the sufficiency of the Severance Amount as consideration for his entering into this Amending Agreement; and

(e)
that this Amending Agreement is entered into voluntarily and without any pressure and that his continued employment with the Corporation has not been made conditional on execution and delivery by him of this Amending Agreement.

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IN WITNESS WHEREOF the parties hereto have executed this Amending Agreement as of the date first written above.

/s/ William G. Dumencu
Signature of Witness		William G. Dumencu

Name of Witness (please print)

OCCULOGIX, INC.

	By:	/s/ Suh Kim
Suh Kim
General Counsel